Filed Pursuant to Rule 424(b)(3)
File No. 333-170217

PROSPECTUS

$650,000,000

Texas Industries, Inc.

Offer to Exchange all of Our Outstanding 9 1/4% Senior Notes

due 2020 for 9 1/4% Senior Notes due 2020, Which

Have Been Registered Under the Securities Act of 1933

The Exchange Offer

We are offering to exchange all of our outstanding unregistered 9 1/4% senior notes due 2020 for registered 9 1/4% senior notes due 2020. We refer to the unregistered senior notes as the Outstanding Notes and the registered senior notes as the Exchange Notes. We issued the Outstanding Notes on August 10, 2010. As of the date of this prospectus, the aggregate principal amount of the Outstanding Notes is $650,000,000. Please consider the following:

•	Our offer to exchange the Outstanding Notes for the Exchange Notes expires at 5:00 p.m., New York City time, on January 21, 2011, unless we extend the offer.

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You should carefully review the procedures for tendering the Outstanding Notes beginning on page 32 of this prospectus. If you do not follow these procedures, we may not exchange your Outstanding Notes for Exchange Notes.

•	We will not receive any proceeds from the exchange offer.

•	If you do not tender your Outstanding Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	You may withdraw tendered Outstanding Notes at any time before the expiration of the exchange offer.

The Exchange Notes

•	Substantially identical to the Outstanding Notes, except for the elimination of some transfer restrictions, registration rights and liquidated damage provisions relating to the Outstanding Notes.

•	Maturity: The Exchange Notes will mature on August 15, 2020.

•	Interest Payments: The Exchange Notes will pay interest semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2011.

•	Guarantees: With certain exceptions, all of our existing and future domestic restricted subsidiaries will be guarantors of the Exchange Notes on a senior basis.

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Ranking: The Exchange Notes and the guarantees will be our general unsecured senior obligations and will be effectively subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the assets securing that secured debt including indebtedness under our credit agreement.

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Optional Redemption: The Exchange Notes will be redeemable on or after August 15, 2015 at the redemption prices specified under “Description of Exchange Notes—Optional Redemption.” In addition, we may redeem up to 35% of the Exchange Notes before August 15, 2013, with the net cash proceeds from certain equity offerings. At any time before August 15, 2015, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest, if any, to the redemption date.

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There is currently no public market for the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange. Therefore, we do not anticipate that an active public market for the Exchange Notes will develop.

You should read the section titled “Risk Factors” beginning on page 11 for a discussion of specific factors that you should consider before participating in this exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2010.

This prospectus incorporates important business and financial information about Texas Industries, Inc. that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Texas Industries, Inc., Attn: Investor Relations, 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247, Tel: (972) 647-6700. To ensure timely delivery you should make your request at least five business days before the date upon which you must make your investment decision. See “Where You Can Find More Information” for further information regarding this important business and financial information.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies. The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information or our business since the date hereof.

This prospectus summarizes the terms of several documents. The summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. In making an investment decision, you must rely on your own examination of these documents, our company, and the terms of the exchange offer, the Outstanding Notes and the Exchange Notes, including the merits and risks involved.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus and in the documents incorporated by reference, including our annual report on Form 10-K for the fiscal year ended May 31, 2010 and our quarterly report on Form 10-Q for the quarter ended August 31, 2010. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Except as noted herein or as the context may otherwise require, the words “TXI,” “we,” “our” and “us” refer to Texas Industries, Inc. and its subsidiaries. The phrase “fiscal year” refers to the twelve months ended May 31st of the relevant year and the term “ton” means 2,000 pounds.

Our Company

We are a leading supplier of heavy construction materials in the United States through our three business segments: cement, aggregates and consumer products. Our cement segment produces gray portland cement and specialty cements. Our cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. Based on production capacity, we are the largest producer of cement in Texas with a 24% share in that state. Our aggregates segment produces natural aggregates, including sand, gravel and crushed limestone, and specialty lightweight aggregates. Our consumer products segment produces primarily ready-mix concrete and, to a lesser extent, packaged products. We are a major supplier of natural aggregates and ready-mix concrete in Texas and northern Louisiana and, to a lesser extent, in Oklahoma and Arkansas.

As of August 31, 2010, we had 85 manufacturing facilities in six states. In fiscal year 2010, our net sales were $621.1 million, of which 40.2% was generated by our cement segment, 23.0% by our aggregates segment, and 36.8% by our consumer products segment. During that fiscal year, we shipped 3.2 million tons of finished cement, 11.4 million tons of natural aggregates, 1.0 million cubic yards of lightweight aggregates and 2.1 million cubic yards of ready-mix concrete. In the fiscal quarter ended August 31, 2010, our net sales were $172.1 million, of which 36.8% was generated by our cement segment, 25.0% by our aggregates segment, and 38.2% by our consumer products segment. During that fiscal quarter, we shipped 873,000 tons of finished cement, 3.6 million tons of natural aggregates, 292,000 cubic yards of lightweight aggregates and 669,000 cubic yards of ready-mix concrete.

Our revenue is derived from multiple end-use markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors, as well as the energy industry. Our diversified mix of products provides access to this broad range of end-user markets and helps mitigate the exposure to cyclical downturns in any one product or end-user market. No one customer accounted for more than 10% of our total net sales in fiscal year 2010.

During fiscal year 2009 and into fiscal year 2010, the economy in all of our operating regions was in recession. Declining home values, investor losses on mortgage related securities, tight credit conditions, state budget shortfalls, rising unemployment and other factors led to declines in all segments of construction activity in our markets. These conditions impacted all segments of our business. In response, we took numerous steps to manage our production to more closely match market demand, reduce costs and manage our cash position. We significantly reduced both capital and non-capital spending, including delaying construction of the expansion of our Hunter, Texas cement plant. We idled plants where necessary and reduced our employee and contract labor force by approximately 30%. We also significantly reduced overtime pay, implemented a salary freeze for nonunion employees and renegotiated a number of supply and service agreements. Our president and chief executive officer voluntarily reduced his salary by 10% and other executive officers similarly reduced their salaries by 5%. We negotiated amendments to our senior secured revolving credit facility to reduce the risk that the market decline would cause our operating results to fall below levels required by financial covenants. In August 2010, we used net proceeds from the issuance of the Outstanding Notes to refinance our 7 1/4% senior notes due 2013, which enhanced our financial flexibility by improving our liquidity and extending the maturity of our long-term debt.

During fiscal year 2010, the national economy began to pull out of the recession, but construction activity has remained at low levels. As a consequence, we have continued with the steps that we began taking in fiscal year 2009 in response to the recession. These steps and others are indicative of our intense focus on cost reduction, management of our cash position and management of production levels, which we believe had a significant positive impact on our operating results in the last two fiscal years.

In October 2007 we commenced construction on a project to expand our Hunter, Texas cement plant. We plan to expand the Hunter plant by approximately 1.4 million tons of advanced dry process annual cement production capacity. The 900,000 tons of existing production will remain in operation. When completed, the Hunter plant will be a modern, low cost facility, similar to our Midlothian and Oro Grande dry process facilities, and we will be well positioned to cost-effectively supply the southern and central Texas market. In May 2009 we temporarily halted construction on the project because we believed that economic and market conditions made it unlikely that current cement demand levels in Texas would permit the new kiln to operate profitably if the project was completed as originally scheduled. Construction resumed in October 2010. The expected capital cost of completion is between $70 million and $80 million, excluding capitalized interest, and commissioning is expected to begin within 24 months of the restart of construction. As of August 31, 2010, we had incurred $295.4 million, excluding capitalized interest of $16.3 million, related to the project, of which $290.8 million had been paid.

We expect our capital expenditures in fiscal year 2011 to be approximately $25 million to $40 million, which includes $10 million to $15 million related to construction of the Hunter cement plant expansion.

Our Competitive Strengths and Strategies

We believe the following competitive strengths and strategies are key to our ability to grow and compete successfully:

Leading Market Positions. We strive to be a major supplier in markets that have attractive characteristics, such as large market size, above average long-term projected population growth, strong economic activity and a year-round building season. Based on production capacity, we are the largest producer of cement in Texas (with a 24% share of total production capacity in that state), and the second largest producer of cement in southern California. We believe we are also the largest supplier of expanded shale and clay specialty aggregate products west of the Mississippi River, the second largest supplier of stone, sand and gravel natural aggregate products in North Texas, one of the largest suppliers of ready-mix concrete in North Texas and one of the largest suppliers of sand and gravel aggregate products and ready-mix concrete in northern Louisiana. We believe our leadership in these markets enhances our competitive position.

Low Cost Supplier. We strive to be a low cost supplier in our markets. We believe we have some of the lowest operating costs in the cement and aggregate industries. We focus on optimizing the use of our equipment, enhancing our productivity and exploring new technologies to further improve our unit cost of production at each of our facilities. Our low operating costs are primarily a result of our efficient plant designs, high productivity rate and innovative manufacturing processes.

Strategic Locations and Markets. The strategic locations of our facilities near our customer base and sources of raw materials allow us to access the largest cement consuming markets in the United States. Our cement manufacturing facilities are located in Texas and California, the two largest U.S. cement markets. During calendar year 2009, Texas and California accounted for approximately 11 million and 7 million tons, respectively, of cement consumption or approximately 14% and 10%, respectively, of total U.S. cement consumption. California and Texas have also been the largest beneficiaries of federal transportation funding during the last several years. Funds distributed under multi-year federal highway legislation historically have comprised a majority of California and Texas’ public works spending.

Diversified Product Mix and Broad Range of End-User Markets. Our revenue streams are derived from multiple end-user markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors, as well as the oil and gas industry. Accordingly, we have a broad and diverse customer base. Our diversified mix of products provides access to this broad range of end-user markets and helps mitigate the exposure to cyclical downturns in any one product or end-user market. No one customer accounted for more than 10% of our net sales in fiscal year 2010.

Long-Standing Customer Relationships. We have established a solid base of long-standing customer relationships. For example, our ten largest customers during fiscal year 2010 have done business with us for an average of over 15 years. We strive to achieve customer loyalty by delivering superior customer service and maintaining an experienced sales force with in-depth market knowledge. We believe our long-standing relationships and our leading market positions help to provide additional stability to our operating performance and make us a preferred supplier.

Experienced Management Team. Mel Brekhus, our chief executive officer, Ken Allen, our chief financial officer, and the vice presidents responsible for the cement, aggregates and consumer products segments have an average of approximately 28 years of industry experience. Our management team has led our company through several industry cycles and has demonstrated the ability to successfully complete and operate major expansion projects.

Recent Developments

Refinancing. On July 27, 2010, we commenced a cash tender offer for all of the outstanding $550 million aggregate principal amount of our 7 1/4% senior notes due 2013 and a solicitation of consents to amend the indenture governing the 7 1/4% notes. Pursuant to the tender offer and consent solicitation, we purchased $536.6 million aggregate principal amount of the 7 1/4% notes, and paid an aggregate of $547.7 million in purchase price and consent fees. On September 9, 2010, we redeemed the remaining $13.4 million aggregate principal amount of the 7 1/4% notes at a price of 101.813% of the principal amount thereof, plus accrued and unpaid interest on the 7 1/4% notes to the redemption date. As of August 31, 2010, we recognized a loss on debt retirement of $29.0 million representing $11.1 million in consent fees and transaction costs and a write-off of $17.9 million of unamortized debt discount and original issuance costs associated with the 7 1/4% notes.

Issuance of 9 1/4% Senior Notes due 2020. We issued the Outstanding Notes on August 10, 2010. As of the date of this prospectus, the aggregate principal amount of the Outstanding Notes is $650,000,000. Net proceeds from the issuance of the Outstanding Notes were used to purchase or redeem the 7 1/4% notes, and the remaining net proceeds will be used for general corporate purposes.

Principal Executive Offices

Our principal executive offices are located at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247. Our telephone number is (972) 647-6700. We are incorporated under the laws of the state of Delaware.

The Exchange Offer

Following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the prospectus under the heading “The Exchange Offer.”

The exchange offer	We are offering to exchange up to $650.0 million principal amount of the Exchange Notes for up to $650.0 million principal amount of the Outstanding Notes. Outstanding Notes may only be exchanged in $1,000 increments.

The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes except the Exchange Notes will not be subject to transfer restrictions and holders of Exchange Notes, with limited exceptions, will have no registration rights. Also, the Exchange Notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

Outstanding Notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of Outstanding Notes that are not tendered for exchange is likely to be minimal.

We will issue registered Exchange Notes on or promptly after the expiration of the exchange offer.

Resale of the Exchange Notes	We believe that the Exchange Notes issued to you pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are acquiring the Exchange Notes in the ordinary course of your business;

•	are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. In addition, if you are a broker-dealer seeking to receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the Exchange Notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on January 21, 2011, unless we extend the exchange offer.

Withdrawal rights	You may withdraw the tender of your Outstanding Notes at any time prior to the expiration of the exchange offer. We will return to you any of your Outstanding Notes that we do not accept for exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Accrued interest on the Exchange Notes and the Outstanding Notes	Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes or, if no interest was paid on the Outstanding Notes, from the date of issuance of the Outstanding Notes, which was August 10, 2010. Holders whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any interest on the Outstanding Notes.

Conditions of the exchange offer	The exchange offer is subject to customary conditions that may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date. For additional information, see “The Exchange Offer—Conditions of the Exchange Offer.”

Procedures for tendering the Outstanding Notes	If you are a holder of Outstanding Notes who wishes to accept the exchange offer:

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complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent” on or before the expiration date; or

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arrange for the Depository Trust Company (“DTC”) to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer on or before the expiration date.

By tendering your Outstanding Notes in either manner, you will be representing, among other things, that:

•	the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

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you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Tenders by beneficial owners	If your Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes, you should contact the registered holder promptly and instruct the registered holder to tender your Outstanding Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your Outstanding Notes and cannot cause the Outstanding Notes, the letter of transmittal or any other required documents to be transmitted to, and received by, the exchange agent prior to the expiration of the exchange offer, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all Outstanding Notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes will be delivered promptly following the expiration date. For additional information, see “The Exchange Offer—Terms of the Exchange Offer.”

Federal income tax considerations	The exchange of Outstanding Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain United States Income Tax Consequences.”

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes. We will pay for all expenses incident to the exchange offer.

Consequences of failing to exchange your Outstanding Notes	Any of the Outstanding Notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the Outstanding Notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the Outstanding Notes under the federal securities laws.

Registration Rights Agreement	If we fail to complete the exchange offer as required by the Registration Rights Agreement, we may be obligated to pay additional interest to holders of Outstanding Notes. See “Description of Exchange Notes—Registration Rights; Liquidated Damages” for more information regarding rights to holders of Outstanding Notes.

Exchange Agent	U.S. Bank, National Association is serving as the Exchange Agent for the registered exchange offer. The address for the Exchange Agent is listed under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. The financial terms and covenants of the Exchange Notes are the same as the Outstanding Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Texas Industries, Inc.

Securities Offered	$650,000,000 aggregate principal amount of 9 1/4% senior notes due 2020.

Maturity Date	August 15, 2020.

Interest	Interest on the Exchange Notes will be payable semi-annually in arrears on each February 15 and August 15.

Optional Redemption	On or after August 15, 2015, we may redeem some or all of the Exchange Notes at the redemption prices listed elsewhere in this prospectus. Any time on or prior to August 15, 2015, we may redeem all or part of the Exchange Notes at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued interest, if any, to the redemption date. See “Description of Exchange Notes—Optional Redemption.”

At any time prior to August 15, 2013, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at a redemption price of 109.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings.

Change of Control	If a change of control of our company occurs, we must give holders the opportunity to sell their Exchange Notes to us at 101% of their principal amount plus accrued and unpaid interest.

We might not be able to pay the required price for Exchange Notes presented to us at the time of a change of control because:

•	we might not have enough funds at the time; or

•	the terms of our senior secured credit facility may prevent us from paying.

Ranking and Guarantees	Subject to certain exceptions, all of our existing and future domestic restricted subsidiaries, will unconditionally guarantee the Exchange Notes. The guarantees may be released under certain circumstances.

The Exchange Notes will rank equal in right of payment to all of our existing and future unsecured unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness. The Exchange Notes, however, will be effectively subordinated to our secured obligations to the extent of the collateral securing such obligations, including borrowings under our secured credit facility.

Additionally, the Exchange Notes will be effectively subordinated to all liabilities, including trade payables, of any of our subsidiaries that are not guarantors.

The Note Guarantees will rank equal in right of payment with all existing and future unsecured unsubordinated indebtedness of the guarantors. In addition, the Note Guarantees will be effectively subordinated to all of the guarantors’ secured obligations to the extent of the collateral securing such obligations.

Certain Covenants	If we do not meet the suspension condition, covenants contained in the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to do certain things. We will meet the suspension condition under the indenture if the Exchange Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and if we are not in default under the indenture. We currently do not meet the suspension condition.

If we do not meet the suspension condition, the covenants contained in our indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, or redeem or repurchase, our stock;

•	make certain investments;

•	incur additional debt or sell preferred stock;

•	create liens;

•	restrict dividend payments or other payments from subsidiaries to us;

•	engage in consolidations and mergers or sell or transfer assets;

•	engage in transactions with our affiliates; and

•	sell stock in our subsidiaries.

If we meet the suspension condition, the covenants contained in the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	create liens;

•	restrict dividend payments or other payments from subsidiaries to us; and

•	engage in consolidations and mergers or sell or transfer assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Exchange Notes.”

Absence of a Public Market	We do not intend to list the Exchange Notes on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Trustee	U.S. Bank, National Association

Risk Factors	You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 11 and all the other information provided to you in this prospectus regarding risks involved in an investment in the Exchange Notes.

RISK FACTORS

You should carefully consider the risks described below and other information contained and incorporated by reference in this registration statement before you decide to participate in the exchange offer. If any such risks materialize, our business, results of operations, financial condition or cash flow could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to the Exchange Offer and the Exchange Notes

Holders of Outstanding Notes who fail to properly tender them may be unable to resell them.

If you do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you may continue to hold Outstanding Notes that are subject to the existing transfer restrictions. We will only issue Exchange Notes in exchange for Outstanding Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. In addition, if you tender your Outstanding Notes for the purpose of participation in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding. In addition, if a large amount of Outstanding Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Exchange Notes.

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the Exchange Notes, and operating our business.

Following this exchange offering we will continue to have a substantial amount of debt. As of August 31, 2010, we had approximately $665.8 million of total debt outstanding, and under our senior secured credit facility, we had the ability to borrow up to $90.1 million after taking into account outstanding letters of credit of $31.1 million and the limitations on borrowings contained in the credit agreement. See “Description of Other Indebtedness—Senior Secured Credit Facility”.

Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cement, aggregate and concrete industry or the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt or debt with less restrictive terms; and

•	limit, among other things, our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

Despite our substantial indebtedness, we may still be able to incur significantly more debt, which would further reduce the cash we have available to invest in our operations or to service our debt obligations. The terms of the indenture governing the Outstanding Notes and Exchange Notes and the terms of the senior secured credit facility limit, but do not prohibit, the incurrence of additional indebtedness by us and our subsidiaries in the future. If new debt is added to current debt levels, the related risks described above could increase.

The Exchange Notes will be effectively subordinated to our and the subsidiary guarantors’ secured indebtedness and effectively subordinated to our non-guarantors’ liabilities.

The Exchange Notes, and each guarantee of the Exchange Notes, are unsecured and therefore will be effectively subordinated to any secured indebtedness we, or the relevant guarantor, may incur to the extent of the assets securing such indebtedness, including our indebtedness under our senior secured credit facility. Our senior secured credit facility is secured by our and our subsidiaries accounts, inventory, equipment, intellectual property and other personal property. As of August 31, 2010, we had no borrowings under our senior secured credit facility and we would have had the ability to borrow up to $90.1 million after taking into account outstanding letters of credit of $31.1 million and the limitations on borrowings contained in the credit agreement. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the Exchange Notes.

Subject to certain exceptions, our present and future domestic restricted subsidiaries will guarantee the Exchange Notes. If any future subsidiaries do not guarantee our obligations under the Exchange Notes, then the assets of those non-guarantor subsidiaries may not be available to make payments on the Exchange Notes. Payments on the Exchange Notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the Exchange Notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of these subsidiaries are made available for distribution to us. As a result, the Exchange Notes would be effectively subordinated to all debt and other liabilities of the non-guarantor subsidiaries.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, or repay or refinance, our debt, including the Exchange Notes, and to fund planned capital expenditures, will depend largely upon the availability of financing through our senior secured credit facility and our future operating performance. In 2009 and 2010 we had a net loss of $17.6 million and $38.9 million, respectively. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future if needed to make payments on our debt will depend on our satisfaction of the covenants in our senior secured credit facility and our other debt agreements, including the indenture governing the Outstanding Notes and Exchange Notes, and other agreements we may enter into in the future. Specifically, we will need to comply with a fixed charge coverage ratio of at least 1.1 to 1.0 under our senior secured credit facility if the unused borrowing base under that facility falls below $40 million. At August 31, 2010, our fixed charge coverage ratio was .52 to 1.0. Given this ratio, we may use only $121.2 million of the borrowing base as of such date. Because $31.1 million of the borrowing base was used to support letters of credit, the maximum amount we could borrow as of August 31, 2010 was $90.1 million. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or from other sources in an amount sufficient to pay our debt, including the Exchange Notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt or obtain additional financing.

Some of our indebtedness, including all indebtedness under our senior secured credit facility, will mature prior to the maturity date of the Exchange Notes. See “Description of Other Indebtedness—Senior Secured Credit Facility”. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facility or the Exchange Notes, or obtain additional financing on commercially reasonable terms or at all. If we were unable to meet our debt service requirements or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of certain assets to meet our debt service obligations;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facility, the indenture governing the Outstanding Notes and Exchange Notes and the terms of our other debt may restrict, or market or business conditions may limit, our ability to do any of these things.

The financing agreements governing our debt, including the Exchange Notes and our senior secured credit facility, contain various covenants that restrict our ability to prepay or repurchase the Exchange Notes, otherwise limit our discretion in the operation of our business and could lead to acceleration of our debt and foreclosure on collateral.

Our financing agreements, including our senior secured credit facility and the indenture governing our Outstanding Notes and Exchange Notes, impose operating and financial restrictions on our activities. Our senior secured credit facility requires us to comply with a fixed charge coverage ratio of 1.1 to 1.0 if the unused portion of our borrowing base falls below $40 million. As of August 31, 2010 our fixed charge coverage ratio was .52 to 1.0. Our senior secured credit facility also limits our ability to prepay or repurchase our indebtedness, including the Exchange Notes. Restrictions contained in these financing agreements also limit or prohibit our ability and certain of our subsidiaries ability to, among other things:

•	pay dividends to our stockholders;

•	make certain investments and capital expenditures;

•	incur additional debt or sell preferred stock;

•	create liens;

•	restrict dividend payments or other payments from subsidiaries to us;

•	engage in consolidations and mergers or sell or transfer assets;

•	engage in transactions with our affiliates; and

•	sell stock in our subsidiaries.

Various risks and events beyond our control could affect our ability to comply with these covenants and maintain financial tests and ratios. If we cannot comply with the fixed charge coverage ratio in our senior secured credit facility and the unused portion of our borrowing base falls below $40 million, we may not be able to borrow under this facility. At August 31, 2010, our fixed charge coverage ratio was .52 to 1.0. Given this ratio, we may use only $121.2 million of the borrowing base as of such date. Because $31.1 million of the borrowing base was used to support letters of credit, the maximum amount we could borrow as of August 31, 2010 was $90.1 million. In addition, failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. In addition, lenders may be able to terminate any commitments they made to supply us with further funds. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Exchange Notes. In addition, the limitations imposed by our financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be able to obtain waivers or amendments of our financing agreements, if necessary, on acceptable terms or at all.

The Exchange Notes and the guarantees are not secured by our assets nor those of the guarantors, and remedies available to a secured lender would give it priority over you to collect amounts due to it.

The Exchange Notes and the guarantees will be our and the guarantors’ unsecured obligations. The Exchange Notes will be effectively subordinated to our secured debt, including debt under our senior secured credit facility, to the extent of the value of the collateral securing such debt.

Because the Exchange Notes and the guarantees will be unsecured obligations, the assets that secure any of our secured debt will be available to pay obligations on the Exchange Notes only after all such secured debt has been repaid in full, including debt under our senior secured credit facility. Accordingly, your right of repayment may be compromised if any of the following situations occur:

•	we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

•	there is a default in payment under any instruments governing the secured debt; or

•	there is an acceleration of any indebtedness under any instruments governing the secured debt.

If any of these events occurs, the secured lenders could sell our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Outstanding Notes and Exchange Notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Exchange Notes.

Federal and state statutes allow courts, under specific circumstances, to void the Exchange Notes or the guarantees and require exchange note holders to return payments received from the issuer or the subsidiary guarantors.

If a bankruptcy case or lawsuit is initiated by unpaid creditors of the issuer or any subsidiary guarantor, the debt represented by the Exchange Notes or the guarantee entered into by the guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the Exchange Notes or the guarantees could be voided, or claims in respect of the Exchange Notes or the guarantees could be subordinated to certain obligations of the issuer or the subsidiary guarantor if, among other things, the issuer or such subsidiary guarantor, at the time it issued the Exchange Notes or entered into the guarantee either:

•	incurred the guarantee or made distributions or payments with the intent of hindering, delaying or defrauding creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the Exchange Notes or entering into the guarantee; and

•	was insolvent or rendered insolvent by reason of issuing the Exchange Notes or entering into a guarantee;

•	was engaged in a business or transaction for which the issuer’s or such guarantor’s remaining assets constituted unreasonably small capital; or

•

intended to incur, or believed that the issuer or such subsidiary guarantor would incur, debts or contingent liabilities beyond the issuer’s or such subsidiary guarantor’s ability to pay them as they become due.

In addition, any payment by the issuer or a subsidiary guarantor pursuant to the Exchange Notes or the guarantees, as the case may be, could be voided and required to be returned to the issuer or the guarantor or to a fund for the benefit of the creditors of the issuer or such subsidiary guarantor under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed the Exchange Notes. The Exchange Notes then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.

The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Exchange Notes in full when due. In a recent Florida bankruptcy case, subsidiary guarantees containing this kind of provision were found to be fraudulent conveyances and thus unenforceable and the court stated that this kind of limitation is ineffective. We do not know if that case will be followed if there is litigation on this point under the indenture governing the Exchange Notes. However, if it is followed, the risk that the guarantees will be found to be fraudulent conveyances will be significantly increased.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the issuer or the subsidiary guarantor would be considered insolvent if:

•	the sum of the issuer’s or such subsidiary guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of all of the issuer’s or such subsidiary guarantor’s assets;

•

the present fair saleable value of the issuer’s or such subsidiary guarantor’s assets was less than the amount that would be required to pay the issuer’s or such subsidiary guarantor’s probable liability on the issuer’s or such subsidiary guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	the issuer or such subsidiary guarantor could not pay its debts or contingent liabilities as they become due.

If the claims of the holders of the Exchange Notes against the issuer or any subsidiary guarantor were subordinated in favor of other creditors of the issuer or such subsidiary guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the Exchange Notes or the guarantees. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of the holders of the Exchange Notes.

Based upon financial and other information, we believe that the Exchange Notes and the guarantees are being incurred for proper purposes and in good faith and that the issuer and each subsidiary guarantor, on a consolidated basis, is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after the completion of the offering, and will be able to pay its debts as they mature. We cannot assure you, however, as to the standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may be unable to make a change of control offer required by the indenture governing the Exchange Notes, which would cause defaults under the indenture governing the Exchange Notes, our senior secured credit facility and our other financing arrangements.

Upon the occurrence of certain specific kinds of change of control events, the terms of the Exchange Notes will require us to make an offer to repurchase the Exchange Notes for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of purchase. In addition, the terms of our senior secured credit facility and other financing agreements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the purchase of your Exchange Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Exchange Notes, or that restrictions in our senior secured credit facility and other financing agreements will not allow the repurchases.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a change of control, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the Exchange Notes.

Under the terms of the Exchange Notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions may not be considered change in control transactions. As a result, we could enter into any such transaction without being required to make an offer to repurchase the Exchange Notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Exchange Notes.

An active public market may not develop for the Exchange Notes, which may hinder your ability to liquidate your investment.

The Exchange Notes are a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any securities exchange, and neither we nor any of our affiliates will make a market in the Exchange Notes. An active trading market may not develop for the Exchange Notes.

In addition, changes in interest rates in the market for high yield securities and changes in our financial performance or prospects, as well as declines in the prices of securities, or the financial performance or prospects of similar companies may reduce the liquidity of the trading market for the Exchange Notes, if any, and the market price quoted for the Exchange Notes.

Risks Related to Our Business

Our business is sensitive to economic cycles within the public, residential and non-residential construction segments as well as seasonality and inclement weather conditions. Some of our competitors may cope better than we can with adverse economic and market conditions.

The cement, aggregate and concrete markets are generally regional because transportation costs are high relative to the value of the product. Demand for our products is derived primarily from public (infrastructure), residential and non-residential construction activity in our specific regional markets. Construction activity in each of these markets is cyclical and is influenced by prevailing economic conditions in these markets. During fiscal year 2009 and into fiscal year 2010, the economy in all of our operating regions was in recession. Declining home values, investor losses on mortgage related securities, tight credit conditions, state budget shortfalls and significant levels of unemployment have led to declines in all segments of construction activity in our markets. Demand for our products has fallen, and our results of operations have been negatively impacted. If these conditions continue or worsen, we could incur significant losses, which could materially and adversely affect our business and financial condition.

Economic factors may fluctuate more widely in regional markets than in the United States as a whole. As a result, even though we sell in more than one region, our operating results are subject to significant fluctuation from region to region. Because we sell most of our cement in Texas and southern California, and because cement sales have historically contributed more to our profitability than any other product line, a significant further decline in cement demand or prices in Texas or southern California could materially and negatively impact our profitability.

Our product prices are subject to material changes in response to relatively minor fluctuations in supply and demand, which can be affected by economic and other market conditions beyond our control. In the last year we have experienced both volume and price declines in the Texas and California cement markets and the Texas aggregates and ready mix markets. We may face more price or volume declines in the future. Due to the high fixed cost nature of our business, our operating results may be significantly affected by relatively small changes in production volumes. Moreover, our industry is characterized by low backlogs, which means that our results of operations may be promptly affected by short-term economic fluctuations.

Our customers are engaged in a substantial amount of construction in which government funding is a component and, as a result, can be subject to government budget constraints and political shifts resulting in funding reallocation. In February 2009, President Obama signed into law an economic stimulus plan, which provides billions of dollars in new funding for infrastructure construction projects. We expect these funds will have a positive impact on demand for our products for a period of time, but the length and depth of that demand cannot be predicted. The current multi-year federal highway funding legislation expired on September 30, 2009, but was extended by an authorization bill through the end of calendar year 2010. Funding provided by this legislation has historically comprised a majority of California and Texas’ public works spending. Failure to pass new long-term federal highway funding legislation upon expiration of the current extension period, or a significant decrease in public works spending in either state for any reason, including the recent budget crisis in the state of California, could have a material and adverse effect on our operating results.

The regional nature of our business also makes us vulnerable to changes in regional weather and its impact on the regional construction industry. Our operating profit is generally lower in our fiscal quarter ending on the last day of February than it is in our other three fiscal quarters because of the impact of winter weather on construction activity. Although southern California and Texas are regions characterized by longer periods of favorable weather, extended periods of inclement weather can reduce construction activity at any time of the year.

Some of our competitors are larger and have greater financial resources or less financial leverage than we do. As a result, these competitors may cope better than we can with adverse economic or market conditions and any downward pressure on prices or volumes.

The availability and pricing of energy could materially and adversely affect our results of operations.

We are dependent upon energy sources, including electricity and fossil fuels. Prices for energy are subject to market forces largely beyond our control. We have generally not entered into any long-term contracts to satisfy our fuel and electricity needs, with the exception of coal which we purchase from specific mines pursuant to contracts that expire on December 31, 2011 and May 31, 2014. Despite our long-term coal contracts, we expect our coal supplies could be interrupted in the event of rail service disruptions or mine failures. If we are unable to meet our requirements for fuel and electricity, we may experience interruptions in our production.

Price increases that we are unable to pass through in the form of price increases for our products, or disruption of the uninterrupted supply of fuel and electricity, could adversely affect our results of operations.

The enforcement of environmental, health and safety laws and regulations may result in liability for civil or criminal fines or penalties or curtailment or suspension of our operations. We may become liable for environmental injury to persons or property. We may incur substantial expenditures to comply with changes in such laws and regulations.

We are subject to various federal, state and local environmental, health and safety laws, regulations and permits. These laws and regulations govern, among other things:

•	air emissions,

•	wastewater discharges,

•	generation, use, handling, storage, transportation and disposal of hazardous substances and wastes,

•	investigation and remediation of contamination existing at current and former properties, and at third-party waste disposal sites,

•	exposure limits of our employees and others to dust, silica and other substances, and

•	safety standards for operating our quarries and plant equipment.

Sources of air emissions and wastewater discharges at our facilities are regulated by a combination of permit limitations and emission standards of national and statewide application. These laws and regulations have tended to become increasingly stringent over time. In addition, permits are subject to modification, renewal and revocation requirements, which allow issuing agencies to tighten the permit limitations.

The U.S. Environmental Protection Agency, the Occupational Safety and Health Administration, the Mining Safety and Health Administration and various state agencies are charged with enforcing these laws, regulations and permits. These agencies can impose costly remediation obligations, substantial civil and criminal fines and penalties, as well as curtail or suspend our operations, for violations and non-compliance. Moreover, private parties may bring civil actions against us for injuries to persons and damages to property allegedly caused by our operations. We intend to comply with these laws, regulations and permits. However, from time to time we receive claims from federal and state regulatory agencies asserting that we are or may be in violation of certain of these laws, regulations and permits, or from private parties alleging that our operations have injured them or their property. See “Risk Factors—Risks Related to Our Business—Future litigation could affect our profitability.” If violations of law, injury to persons, damage to property or contamination of the environment have been or are caused by the conduct of our business or hazardous substances or wastes used, generated or disposed of by us, we may be liable for such violations, injuries and damages and be required to pay the cost of investigation and remediation of such contamination. The amount of such liability could materially and adversely affect our results of operations.

Like others in our business, we expend substantial amounts to comply with these environmental, health and safety laws, regulations and permit limitations, including amounts for pollution control equipment required to monitor and regulate air emissions and wastewater discharges. Since many of these requirements are subjective and therefore not quantifiable, or are presently not determinable, or are likely to be affected by future legislation or rule making by government agencies, it is not possible to accurately predict the aggregate future costs of compliance and their affect on our future results of operations or financial condition.

Changes in federal or state laws, regulations or permits or discovery of currently unknown conditions could increase our cost of compliance, require additional capital expenditures, reduce or shut down production or hinder our ability to expand or build new production facilities. Although we cannot yet predict the final nature of these laws and regulations, each one could have a significant impact on the cement manufacturing industry and a material adverse effect on our results of operations.

One area in which changes in laws and regulations are likely to have a significant impact on us and our industry is climate change. Many scientists believe that carbon dioxide, a product of combustion of fuel in cement kilns and a natural byproduct of the cement manufacturing process, is a greenhouse gas that contributes to global warming.

In 2006, California adopted the “California Global Warming Solutions Act of 2006”, which requires the California Air Resources Board (CARB) to achieve a statewide reduction in emissions of greenhouse gases in California to 1990 levels by 2020. A significant portion of our cement production capacity is in California. CARB recently proposed new regulations under the act, but the impact of the proposed regulations is still uncertain in some areas and at this time we cannot predict what the cost or effect of the regulations will be on our business.

The U.S. Supreme Court decision in Massachusetts v. EPA relating to regulation of carbon dioxide emissions from automobiles has spurred the EPA to issue in December 2009 a finding that greenhouse gases contribute to air pollution that may endanger public health or welfare. Numerous parties, including certain states, industry associations and other private parties, have filed court petitions challenging the validity of the finding. We can not predict the ultimate outcome of those challenges.

The endangerment finding does not include any proposed regulations. Although both the Obama administration and the Administrator of the EPA have indicated their preference for comprehensive federal legislation to address this issue, in May 2010 the EPA issued a final rule under which it will begin implementing greenhouse gas emission limitations in permits for stationary sources such as cement plants in January 2011. The rule would require us to incorporate best available control technology in a new cement plant or an existing plant that we propose to modify in a manner that would increase carbon dioxide emissions by more than 75,000 tons per year. No technologies or methods of operation for reducing or capturing carbon dioxide have been proven successful in large scale applications other than improvements in fuel efficiency. In addition, the rule appears to require us to incorporate greenhouse gas related provisions in the operating permits for our cement plants. The EPA recently published a white paper discussing best available control technologies for the cement industry, but it is not yet clear what conditions it will require to be added to operating permits. Therefore, at this time, it is impossible to predict what the cost or effect of the rule will be on our business.

Although no federal laws currently limit greenhouse gas emissions, in June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, a bill introduced by Rep. Henry Waxman and Rep. Edward Markey and popularly known as the Waxman Markey bill. The bill would regulate greenhouse gas emissions by instituting a cap-and-trade-system in which an economy-wide cap on U.S. greenhouse gas emissions would be established starting in 2012 with a cap 3% below the baseline 2005 level. The cap would steeply decline over time until in 2050 it reaches 83% below the baseline level. Emissions allowances, which are rights to emit greenhouse gases, would be both allocated for free and auctioned. Trade vulnerable industries would be allocated for free up to 15% of the total allowances in 2014. This percentage would be gradually reduced over time until it is phased out in 2025. We expect that the cement industry would qualify as a trade vulnerable industry under the bill.

In May 2010, Senators John Kerry and Joe Lieberman released a proposed Senate bill that contains cap-and-trade provisions with emission caps similar to the Waxman Markey bill. It also contains similar provisions for trade vulnerable industries. Other alternative proposals have also been discussed. It currently appears to be unlikely that any of the climate change proposals, including the Kerry Lieberman proposal, will be passed by the current session of the U.S. Senate. As a consequence, at this time it is impossible to predict whether any federal climate change legislation will be enacted, and if enacted, what the cost or effect on our business will be.

Various states have banded together in three initiatives to develop regional strategies to address climate change. Six western states, including California, and four Canadian provinces have formed the Western Climate Initiative. Six Midwestern states and one Canadian province are members of the Midwestern Greenhouse Gas Reduction Accord. Ten northeastern and mid-Atlantic states have joined the Regional Greenhouse Gas Initiative. These initiatives call for establishing goals for reduction of greenhouse gas emissions in the member states and designing market-based mechanisms to help achieve these reduction goals. Other states may join these initiatives.

In August 2010, the EPA issued a final rule amendment that dramatically reduces the permitted levels of emissions of mercury, total hydrocarbons, particulate matter and hydrochloric acid from cement plants. The amendments are scheduled to take full effect in September 2013. The Portland Cement Association and we have challenged the validity of the rule amendment in court. We cannot predict whether the challenge will be successful or whether it will delay the effective date of the rule.

Determining the current level of compliance of our cement plants with the new standards will require a significant amount of additional testing and analysis. Until this process is complete, we will not be able to determine with certainty the areas in which one or more of our plants do not currently meet these standards. Based on information currently available to us, we believe that our plant in Oro Grande, California may not meet the mercury emission standard, and the existing kiln at our plant in Hunter, Texas will not meet the particulate matter standard. We expect that the new kiln that is under construction at the Hunter plant, when it is completed, will meet the new particulate matter standard. We cannot assure you that these are the only cases in which one of our plants will not meet the new standards.

We have begun the process of identifying and analyzing mercury monitoring and control equipment. We are not aware of any control equipment that is presently operating in and has been proven effective in meeting the new standard in cement plant applications. Therefore, we cannot currently predict the total cost or schedule for installing such equipment at the Oro Grande plant. We expect the existing kiln at the Hunter plant will require a new bag house to bring it into compliance with the new particulate matter standard. The cost and schedule for installing such equipment have not yet been determined. At this time, we cannot assure you that new monitoring and control equipment will be available and installed before the new standards take effect, or that such equipment, when installed, will reduce emissions sufficiently to meet the new standards.

Many of the raw materials, products and by-products associated with the operation of any industrial facility, including those for the production of cement or concrete products, contain chemical elements or compounds that can be designated as hazardous. Some examples are the metals present in cement kiln dust, or CKD and the ignitability of the waste derived fuels that we use as a primary or supplementary fuel substitute for nonrenewable fuels such as coal and natural gas to fire certain of our cement kilns. Currently, CKD is exempt from hazardous waste management standards under the Resource Conservation and Recovery Act, or RCRA, if certain tests are satisfied. We have demonstrated that the CKD we generate satisfies these tests, but there can be no guarantee that the tests will not be changed in the future.

Our construction project to expand our Hunter, Texas cement plant resumed in October 2010. The capital expenditures that we have already incurred for construction of the Hunter plant, and future capital expenditures for expansion of the Hunter plant and our other business may not strengthen our competitive position.

In order to strengthen our competitive position, in recent years we have made significant capital expenditures to expand our facilities. In October 2007 we commenced construction on a project to expand our Hunter, Texas cement plant by approximately 1.4 million tons of advanced dry process annual cement production capacity. In May 2009 we temporarily halted construction on the project because we believed that economic and market conditions made it unlikely that current cement demand levels in Texas would permit the new kiln to operate profitably if the project was completed as originally scheduled. Construction resumed in October 2010. The expected capital cost of completion is between $70 million and $80 million, excluding capitalized interest, and commissioning is expected to begin within 24 months of the restart of construction. As of August 31, 2010, we had incurred $295.4 million, excluding capitalized interest of $16.3 million, related to the project, of which $290.8 million had been paid.

Our Hunter plant expansion and future expansion projects could experience construction delays or cost overruns for many reasons, including inclement weather, unavailability of materials or equipment, unanticipated site conditions and unanticipated problems in obtaining required permits during construction, startup and commissioning. We currently have all material environmental authorizations necessary for the Hunter plant expansion. We cannot assure you that market conditions will be favorable, that the actual cost of the plant expansion will not exceed our cost projections or that additional financing, if required, will be available on acceptable terms. We cannot assure you that our expanded Hunter plant or any new plant, when completed, will operate in accordance with its design specifications. If it does not, we could incur additional costs or production delays while problems are corrected. As we do not have control over the cost or the outcome of these factors, we cannot assure you that any planned expansion will occur on schedule or within budget.

As a result of these or other unanticipated factors, the Hunter project or any other future expansionary capital expenditures may not improve our competitive position and business prospects as anticipated. If certain of the events described above occur, it could materially and adversely affect our results of operations.

Future litigation could affect our profitability.

The nature of our business exposes us to various litigation matters. These matters may include claims by private parties or governmental entities seeking compensatory and punitive damages, environmental clean up costs, penalties, injunctive relief or other types of recovery. The types of claims to which we may be subject include:

•	Product liability claims that our products have caused buildings, roadways, oil wells, or other structures to fail or not comply with specifications.

•	Contract claims that we have breached a legally enforceable agreement in a manner that has damaged one or more other parties.

•	Employment claims that we violated anti-discrimination, wage and hour, fair labor standards or other employment related laws, regulations or contracts.

•	Claims by regulatory or administrative bodies that we have violated specified laws, regulations or permit conditions.

•	Environmental claims that we have exposed individuals to or contaminated property with toxic or hazardous substances.

•	Other tort claims that our actions or omissions caused damage to persons or property.

We are subject to federal, state and local environmental laws, regulations and permits concerning, among other matters, air emissions and wastewater discharge. We intend to comply with these laws, regulations and permits. However, from time to time we receive claims from federal and state environmental regulatory agencies and entities asserting that we are or may be in violation of certain of these laws, regulations and permits, or from private parties alleging that our operations have injured them or their property. It is possible that we could be held liable for future charges which might be material but are not currently known or estimable. In addition, changes in federal or state laws, regulations or requirements or discovery of currently unknown conditions could require additional expenditures by us.

In March 2008, the South Coast Air Quality Management District, or SCAQMD, informed one of our subsidiaries, Riverside Cement Company (Riverside), that it believed that operations at the Crestmore cement plant in Riverside, California caused the level of hexavalent chromium, or chrome 6, in the air in the vicinity of the plant to be elevated above ambient air levels. Chrome 6 has been identified by the State of California as a carcinogen. Riverside immediately began taking steps, in addition to its normal dust control procedures, to reduce dust from plant operations and eliminate the use of open clinker stockpiles. In February 2008, the SCAQMD placed an air monitoring station at the downwind property line closest to the open clinker stockpiles. In the SCAQMD’s first public report of the results of its monitoring, over the period of February 12 to April 9, 2008, the average level of chrome 6 was 2.43 nanograms per cubic meter, or ng/m³. Since that time, the average level has decreased. The average levels of chrome 6 reported by the SCAQMD at all of the air monitoring stations in areas around the plant, including the station at the property line, are below 1.0 ng/m³ over the entire period of time it has operated the stations. The SCAQMD compared the level of exposure at the air monitor on our property line with the following employee exposure standards established by regulatory agencies:

Occupational Safety and Health Administration	5,000 ng/m³
National Institute for Occupational Safety and Health	1,000 ng/m³
California Environmental Protection Agency	200 ng/m³

In public meetings conducted by the SCAQMD, it stated that the risk of long term exposure immediately adjacent to the plant is similar to living close to a busy freeway or rail yard, and it estimated an increased risk of 250 to 500 cancers per one million people, assuming continuous exposure for 70 years. Riverside has not determined how this particular risk number was calculated by SCAQMD. However, the Riverside Press Enterprise reported in a May 30, 2008 story that “John Morgan, a public health and epidemiology professor at

Loma Linda University, said he looked at cancer cases reported from 1996 to 2005 in the … census [tract] nearest the [plant] and found no excess cases. That includes lung cancer, which is associated with exposure to hexavalent chromium.”

In late April 2008, a lawsuit was filed in Riverside County Superior Court of the State of California styled Virginia Shellman, et al. v. Riverside Cement Holdings Company, et al. The lawsuit against three of our subsidiaries purports to be a class action complaint for medical monitoring for a putative class defined as individuals who were allegedly exposed to chrome 6 emissions from our Crestmore cement plant. The complaint alleges an increased risk of future illness due to the exposure to chrome 6 and other toxic chemicals. The suit requests, among other things, establishment and funding of a medical testing and monitoring program for the class until their exposure to chrome 6 is no longer a threat to their health, as well as punitive and exemplary damages.

Since the Shellman lawsuit was filed, five additional putative class action lawsuits have been filed in the same court. The putative class in each of these cases is the same as or a subset of the putative class in the Shellman case, and the allegations and requests for relief are similar to those in the Shellman case. As a consequence, the court has stayed four of these lawsuits until the Shellman lawsuit is finally determined.

Since August 2008, 28 additional lawsuits have been filed in the same court against us or one or more of our subsidiaries containing allegations of personal injury and wrongful death by over 3,000 individual plaintiffs who were allegedly exposed to chrome 6 and other toxic or harmful substances in the air, water and soil caused by emissions from the Crestmore plant. The plaintiffs allege causes of action that vary somewhat from suit to suit, but typically include, among other things, negligence, intentional and negligent infliction of emotional distress, trespass, public and private nuisance, strict liability, willful misconduct, fraudulent concealment, wrongful death and loss of consortium. The plaintiffs generally request, among other things, general and punitive damages, medical expenses, loss of earnings, property damages and medical monitoring costs. Some of the suits include additional defendants, such as the owner of another cement plant located approximately four miles from the Crestmore plant, or former owners of the Crestmore plant.

Since January 2009, eight lawsuits have been filed against us or one or more of our subsidiaries in the same court involving similar allegations, causes of action and requests for relief, but with respect to our Oro Grande, California cement plant instead of the Crestmore plant. The suits involve approximately 300 individual plaintiffs. Prior to the filing of the lawsuits, the air quality management district in whose jurisdiction the plant lies conducted air sampling from locations around the plant. None of the samples contained chrome 6 levels above 1.0 ng/m³.

At the date of this report, none of the plaintiffs in these cases has alleged any specific amount or range of damages. We will vigorously defend all of these suits but we cannot predict what liability, if any, could arise from them. We also cannot predict whether any other suits may be filed against us alleging damages due to injuries to persons or property caused by claimed exposure to chrome 6.

We contest these matters vigorously and make insurance claims where appropriate. However, litigation is inherently costly and unpredictable, making it difficult to accurately estimate the outcome of existing or future litigation. Although we make accruals that we believe are warranted and in accordance with generally accepted accounting principles, the amounts that we accrue could vary significantly from any amounts we actually pay due to the inherent uncertainties and shortcomings in the estimation process. Future litigation costs, settlements or judgments could materially and adversely affect our results of operations or financial condition.

Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

Due to the high fixed cost nature of our business, interruptions in our production capabilities may cause our productivity and results of operations to decline significantly during the affected period. Our manufacturing processes are dependent upon critical pieces of equipment, such as our kilns and finishing mills. This equipment, on occasion, may be out of service as a result of unanticipated failures or damage during accidents. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. In addition, our operations in California are susceptible to damage from earthquakes, for which we maintain only a limited amount of earthquake insurance and, therefore, we are not fully insured against earthquake risk. We also have scheduled outages, typically at least once a year, to refurbish our cement production facilities. Any significant interruption in production capability may require us to make significant capital expenditures to remedy problems or damage as well as cause us to lose revenue due to lost production time, which could have a material adverse effect on our results of operations or financial condition.

We rely heavily on third-party truck and rail transportation, which is subject to delays and rate fluctuations.

We rely heavily on third-party truck and rail transportation to ship our products to customers and coal, our primary fuel, to our plants. Rail and trucking operations are subject to capacity constraints, high fuel costs and various hazards, including extreme weather conditions and slowdowns due to labor strikes and other work stoppages. If there are material changes in the availability or cost of rail or trucking services, we may not be able to arrange alternative and timely means to ship our products or coal at a reasonable cost, which could lead to interruptions or slowdowns in our businesses or increases in our costs, either of which could materially and adversely affect our results of operations or financial condition.

Implementation of our growth strategy has certain risks.

As part of our growth strategy, we may expand existing facilities, build additional plants, acquire other reserves or operations, enter into joint ventures or form strategic alliances that we believe will expand or complement our existing business. If any of these transactions occur, they will likely involve some or all of the following risks:

•	the potential disruption of our ongoing business;

•	the diversion of resources and management’s time and attention;

•	the inability of management to maintain uniform standards, controls, procedures and policies;

•	the difficulty of managing the operations of a larger company;

•	the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise;

•	the risk of contractual or operational liability to joint venture participants or to third parties as a result of our participation;

•	the difficulty of competing for acquisitions and other growth opportunities with companies having greater financial resources than we have; and

•	the difficulty of integrating the acquired operations and personnel into our existing business.

Pursuing our growth strategy may be required for us to remain competitive, but we may not be able to complete any such transactions or obtain financing, if necessary, for such transactions on favorable terms or at all. Future transactions may not improve the competitive position and business prospects as anticipated, and could reduce sales or profit margins, and, therefore, our results of operations if they are not successful.

Our business could suffer if cement imports from other countries significantly increase or are sold in the U.S. in violation of U.S. fair trade laws.

The cement industry has in the past obtained antidumping orders imposing duties on imports of cement and clinker from other countries that violated U.S. fair trade laws. Currently, an antidumping order against cement and clinker from Japan is expected to remain in effect until at least 2011. As has always been the case, cement operators with import facilities can purchase cement from other countries, such as those in Latin America and Asia, which could compete with domestic producers. In addition, if currently proposed environmental regulations increase the costs of domestic producers compared to foreign producers that are not subject to similar regulations, imported cement could achieve a significant cost advantage over domestically produced cement. An influx of cement or clinker products from countries not subject to antidumping orders, or sales of imported cement or clinker in violation of U.S. fair trade laws, could materially and adversely affect our results of operations.

Additionally, fluctuations in the value of the dollar could affect our business. A strong U.S. dollar makes imported cement less expensive which could result in more imports into the United States by foreign competitors, while a weak U.S. dollar has the opposite effect. If the dollar strengthens appreciably against other world currencies, it will encourage additional imports of cement, which could negatively affect our results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements.” Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Prospectus Summary” and “Risk Factors,” among other places. Forward-looking statements include statements concerning:

•	future results of operations;

•	future cash flows and liquidity;

•	future capital expenditures;

•	competitive pressures and general economic and financial conditions;

•	levels of construction activity;

•	levels of import activity;

•	inclement weather;

•	the occurrence of unanticipated equipment failures and plant outages;

•	cost and availability of raw materials, fuel and energy;

•	environmental conditions and regulations; and

•	any assumptions underlying the foregoing.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. Each forward-looking statement speaks only as of the date of the particular statement. We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the Exchange Notes.

MARKET, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources. In addition, some of our estimates are based on our management’s knowledge and experience in the markets in which we operate, including information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We have not independently verified the information contained in these publications and reports or obtained from third party sources. You should also be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. You should also be aware that Mel G. Brekhus, our President and Chief Executive Officer, is the former Chairman of the Portland Cement Association, an industry group whose publications we reference in this prospectus.

USE OF PROCEEDS

We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the Outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. As a result, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the issuance and sale of the Outstanding Notes was approximately $637.1 million, after deducting the commissions payable to the Initial Purchasers and estimated offering expenses payable by us. We used the net proceeds from the offering of the Outstanding Notes to purchase or redeem all of our $550.0 million Senior Notes due 2013, including payment of accrued interest, fees and expenses. We intend to use the net proceeds remaining for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected financial data is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference into this prospectus.

	Fiscal Year Ended May 31,					Three Months Ended August 31,
	2006	2007	2008	2009	2010	2009(1)	2010(1)
	(In thousands, except ratios)
Consolidated Statement of Operations Data:
Net sales	$943,922	$996,250	$1,028,854	$839,202	$621,064	$183,957	$172,122
Cost of products sold	766,941	754,088	834,333	726,133	562,066	149,852	156,014

Gross profit	176,981	242,162	194,521	113,069	58,998	34,105	16,108

Selling, general and administrative	88,663	108,106	96,220	72,093	79,415	20,254	16,141
Goodwill impairment	—	—	—	58,395	—	—	—
Interest	31,155	14,074	2,505	33,286	52,240	13,244	14,411
Loss on debt retirement and spin-off changes	113,247	48		907			29,006
Other income(2)	(47,270)	(36,629)	(31,563)	(21,191)	(10,666)	(2,652)	(4,890)

	185,795	85,599	67,162	143,490	120,989	30,846	54,668

Income (loss) before income taxes	(8,814)	156,563	127,359	(30,421)	(61,991)	3,259	(38,560)
Income taxes (benefit)	(8,225)	51,852	39,728	(12,774)	(23,138)	1,544	(14,868)

Income (loss) from continuing operation	(589)	104,711	87,631	(17,647)	(38,853)	1,715	(23,692)
Income (loss) from discontinued operations—net of income taxes	8,691	—	—	—	—	—	—

Income (loss) before accounting change	8,102	104,711	87,631	(17,647)	(38,853)	1,715	(23,692)
Cumulative effect of accounting change—net of tax	—	—	—	—	—	—	—

Net income (loss)	8,102	104,711	$87,631	$(17,647)	$(38,853)	$1,715	$(23,692)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$84,139	$15,138	$39,527	$19,796	$74,946	$32,183	$162,427
Total assets	1,087,531	1,275,370	1,531,534	1,572,544	1,531,747	1,566,814	1,611,765
Total debt (including current portion)	252,186	275,756	409,605	541,783	538,854	542,618	665,800
Convertible subordinated debentures	159,725	—	—	—	—	—	—
Shareholders’ equity	477,897	737,119	825,367	803,145	761,248	804,729	737,101
Other Financial Data:
Capital expenditures	110,245	317,658	312,525	288,544	13,659	5,373	3,156
Other Data:
Ratio of earnings to fixed charges(3)	—	5.5%	3.9%	—	—	1.3%	—
Deficiency of earnings to cover fixed charges	$9,240	—	—	$42,501	$59,677	—	$37,981
Units Shipped: (in thousands)
Cement (tons)	5,136	5,074	5,035	4,035	3,226	915	873
Stone, sand & gravel (tons)	25,246	22,114	21,851	16,470	11,363	3,423	3,584
Ready-mix (cubic-yards)	3,830	3,665	3,844	2,902	2,147	612	669

(1)	Results for an interim period may not give a true indication of results for a full year.
(2)	Includes distributions pursuant to settlement of the U.S. antidumping duty order on cement imports from Mexico in 2007, gain on sales of real estate, interest income, rent, dividend and royalty income and other miscellaneous sales made in the ordinary course of business.
(3)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations to which has been added income taxes, amortization of capitalized interest and fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness (including capitalized interest) plus amortization of debt issuance costs and approximately one-third of rental expense. For the three months ended August 31, 2010, our earnings were not sufficient to cover our fixed charges by $38.0 million. The pro forma earnings for the three months ended August 31, 2010, after giving effect to the refinancing transactions as if they had occurred as of the beginning of the period, were not sufficient to cover our fixed charges by $40.9 million. For the fiscal year ended May 31, 2010, our earnings were not sufficient to cover our fixed charges by $59.7 million. The pro forma ratio of earnings to fixed charges for fiscal year ended May 31, 2010, after giving effect to the refinancing transactions as if they had occurred as of the beginning of the year, were not sufficient to cover our fixed charges by $75.6 million.

DESCRIPTION OF OTHER INDEBTEDNESS

The following discussion summarizes the terms of our outstanding material debt and preferred securities, other than the Outstanding Notes. You should read the following summary together with the more detailed information incorporated by reference into this prospectus.

Senior Secured Credit Facility

We have a credit agreement that provides for a $200 million senior secured revolving credit facility with a $50 million sub-limit for letters of credit and a $15 million sub-limit for swing line loans. The credit facility matures on August 15, 2012. Amounts drawn under the credit facility bear annual interest either at the LIBOR rate plus a margin of 3.5% to 4.0% or at a base rate plus a margin of 2.5% to 3.0%. The base rate is the highest of the federal funds rate plus 0.5%, the prime rate established by Bank of America, N.A., or the rate for one-month LIBOR loans plus 1.0%. The interest rate margins are determined based on our leverage ratio. The commitment fee calculated on the unused portion of the credit facility ranges from 0.50% to 0.75% per year, based on our leverage ratio. We may terminate the credit facility upon notice at any time.

The amount that can be borrowed under the credit facility is limited to an amount based on the value of our consolidated accounts receivable, inventory and mobile equipment. This amount, called the borrowing base, may be less than the $200 million stated principal amount of the credit facility. The borrowing base was $161.2 million as of August 31, 2010. We are not required to maintain any financial ratios or covenants unless an event of default occurs or the unused portion of the borrowing base is less than $40 million, in which case we must maintain a fixed charge coverage ratio of at least 1.1 to 1.0. At May 31, 2010, our fixed charge coverage ratio was .52 to 1.0. Given this ratio, we may use only $121.2 million of the borrowing base as of such date. No borrowings were outstanding at August 31, 2010; however, $31.1 million of the borrowing base was used to support letters of credit. As a result, the maximum amount we could borrow as of August 31, 2010 was $90.1 million.

All of our consolidated subsidiaries have guaranteed our obligations under the credit facility. The credit facility is secured by first priority security interests in all or most of our existing and future accounts, inventory, equipment, intellectual property and other personal property, and in all of our equity interests in present and future domestic subsidiaries and 66% of the equity interest in any future foreign subsidiaries, if any.

The credit agreement contains a number of covenants restricting, among other things, prepayment or redemption of our senior notes, distributions and dividends on and repurchases of our capital stock, acquisitions and investments, indebtedness, liens and affiliate transactions. We are permitted to pay cash dividends on our common stock as long as the credit facility is not in default, the fixed charge coverage ratio is greater than 1.1 to 1.0 and borrowing availability under the borrowing base is more than $50 million. When the fixed charge coverage ratio is less than 1.1 to 1.0, we are permitted to pay cash dividends on our common stock in an amount not to exceed $2.5 million in any single instance (which shall not occur more than four times in any calendar year) or $10 million in the aggregate during any calendar year as long as the credit facility is not in default and borrowing availability is more than the greater of $60 million or 30% of the aggregate commitments of all lenders. For this purpose, borrowing availability is equal to the borrowing base less the amount of outstanding borrowings less the amount used to support letters of credit. We were in compliance with all of these loan covenants as of August 31, 2010.

THE EXCHANGE OFFER

This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this section may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the exchange offer.

Purpose of the Exchange Offer

We sold the Outstanding Notes to Banc of America Securities LLC, Goldman, Sachs & Co., UBS Securities LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc., SunTrust Robinson Humphrey, Inc., Capital One Southcoast, Inc. and U.S. Bancorp Investments, Inc. or the “Initial Purchasers,” on August 10, 2010. The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the Outstanding Notes, we and the subsidiary guarantors and the Initial Purchasers entered into a Registration Rights Agreement. The Registration Rights Agreement requires us to, among other things, at our cost, file a registration statement with the SEC with respect to our offer to exchange the Outstanding Notes for the Exchange Notes. The Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by us and the subsidiary guarantors). We are effecting the exchange offer to comply with the Registration Rights Agreement. We have filed a copy of the Registration Rights Agreement as an exhibit to the registration statement of which this prospectus is a part. The term “holder” with respect to the exchange offer means any person in whose name the Outstanding Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Because the exchange offer is for any and all Outstanding Notes, the number of Outstanding Notes tendered and exchanged in the exchange offer will reduce the principal amount of Outstanding Notes outstanding. Following the completion of the exchange offer, holders of the Outstanding Notes who did not tender their Outstanding Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Outstanding Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such Outstanding Notes could be adversely affected. The Outstanding Notes are currently eligible for sale pursuant to Rule 144A. Because we anticipate that most holders of Outstanding Notes will elect to exchange them for Exchange Notes, we anticipate that the liquidity of the market for any Outstanding Notes remaining after the completion of the exchange offer may be substantially limited.

Resale of Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving Exchange Notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such Exchange Notes, is acquiring such notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	neither you nor any such person or entity is an “affiliate” of us or the guarantors, as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of Outstanding Notes that each of these statements is true. If you are participating in or intend to participate in, a distribution of the Exchange Notes, or have any agreement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the Securities Act by the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Any holder of Outstanding Notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving Exchange Notes in exchange for Outstanding Notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Outstanding Notes, with the prospectus contained in the exchange offer registration statement. As described above, under the Registration Rights Agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offer

This prospectus, together with the letter of transmittal, is first being sent on or about December 22, 2010, to all holders of Outstanding Notes known to us. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on January 21, 2011. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

•	the Exchange Notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the Exchange Notes will bear a different CUSIP number from the Outstanding Notes; and

•	the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Outstanding Notes. Holders of Exchange Notes will be entitled to the benefits of the indenture.

Holders of Outstanding Notes do not have any appraisal or dissenter’s rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

We shall be deemed to have accepted validly tendered Outstanding Notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the certificates for any such unaccepted Outstanding Notes wills be returned, without expense, to the tendering holder thereof promptly after the expiration of the exchange offer.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commission or fees, or subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on January 21, 2011, which is the expiration date, unless we extend it. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable judgment, (a) to delay accepting any Outstanding Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (b) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during this five to ten business-day period.

Exchange Offer Procedures

Only a holder of Outstanding Notes may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender Outstanding Notes effectively, the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

By executing the letter of transmittal you will make to us the representations set forth under the heading “—Resale of Exchange Notes.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute an agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered Outstanding Notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of Outstanding Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and at your sole risk. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If your Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

The exchange of Outstanding Notes will be made only after timely receipt by the exchange agent of certificates for Outstanding Notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered Outstanding Notes are not accepted for any reason or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged Outstanding Notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of Outstanding Notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged Outstanding Notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the Outstanding Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

An “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, includes banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; clearing agencies; and savings associations.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If a person other than the registered holder of the Outstanding Notes signs the letter of transmittal, the registered holder must endorse the Outstanding Notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the Outstanding Notes. Signatures on such Outstanding Notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any Outstanding Notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at the book-entry transfer facility, The Depository Trust Company (“DTC”), for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Outstanding Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered Outstanding Notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the DTC participant tendering Outstanding Notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the DTC participant tendering Outstanding Notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Our Rights Under the Exchange Offer

We will determine all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered Outstanding Notes in our sole discretion, and our determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our reasonable judgment to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular outstanding note, whether or not similar defects or irregularities are waived in the case of other Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured by the tendering holder within such time as we determine.

Although we intend to notify holders of defects or irregularities in tenders of Outstanding Notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered Outstanding Notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any Outstanding Notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

If you desire to tender Outstanding Notes pursuant to the exchange offer and (1) certificates representing such Outstanding Notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such Outstanding Notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender your Outstanding Notes with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “—Guarantee of Signatures”;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us with the letter of transmittal, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

the certificates for the tendered Outstanding Notes, in proper form for transfer (or a book-entry confirmation of the transfer of such Outstanding Notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered Outstanding Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•

identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Outstanding Notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such Outstanding Notes are to be registered, if different from that of the registered holder.

You may not rescind a proper withdrawal of Outstanding Notes. Any Outstanding Notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn Outstanding Notes without cost to the holder promptly after withdrawal of the Outstanding Notes. Holders may retender properly withdrawn Outstanding Notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Exchange Offer Procedures.”

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or issue any Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration date of the exchange offer, if in our reasonable judgment:

•

the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made:

•	the representations described under “—Resale of Exchange Notes,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

These conditions are for the sole benefit of us and the subsidiary guarantors. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us, in our reasonable judgment, before the expiration date of the exchange offer. Our failure to exercise any of these rights at any time will not be deemed a waiver of these rights, and each of these rights shall be deemed an ongoing right which we may assert at any time and from time to time.

In addition, we will accept for exchange any Outstanding Notes tendered, but no Exchange Notes will be issued in exchange for those Outstanding Notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the Exchange Notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use our best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Exchange Agent

U.S. Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Outstanding Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

Delivery by Registered or Certified Mail: U.S. Bank, National Association 60 Livingston Ave., EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance	Facsimile Transmissions: (Eligible Institutions Only) (615) 495-8158 Attention: Specialized Finance To Confirm by Telephone or for Information Call: (800) 934-6802	Overnight Delivery or Regular Mail: U.S. Bank, National Association 60 Livingston Ave., EP-MN-WS2N St. Paul, MN 55107 Attention: Specialized Finance

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of the exchange offer. We are mailing the principal solicitation. However, our and our affiliates’ officers and regular employees may make additional solicitation by telegraph, telephone, facsimile or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the trustee, accounting and legal fees, and printing and distribution costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the exchange offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes. Accordingly, we will recognize no gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the term of the Exchange Notes.

Consequences of Failure to Exchange

As a result of making this exchange offer, we will have fulfilled one of our obligations under the Registration Rights Agreement, and holders who do not tender their Outstanding Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Outstanding Notes that does not exchange those notes for Exchange Notes will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Outstanding Notes may be offered, resold, pledged or otherwise transferred only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•

inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act; or

•

pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

DESCRIPTION OF EXCHANGE NOTES

The Outstanding Notes were issued under the Indenture (the “Indenture”) dated August 10, 2010 among us, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act. Upon the issuance of the Exchange Notes, the Indenture will be subject to and governed by the provisions of Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Exchange Notes. Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Texas Industries, Inc., 1341 West Mockingbird Lane, Dallas, Texas, 75247, Attention: Investor Relations Department.

Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Texas Industries, Inc. and not to any of its subsidiaries. Unless the context requires otherwise, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the “Notes” shall mean the Exchange Notes.

Brief Description of the Notes and the Note Guarantees

The Notes will be:

•	general unsecured obligations of the Company;

•

effectively subordinated to any secured Indebtedness of the Company (including Indebtedness under the Credit Agreement), to the extent of the assets securing such Indebtedness, and to any future liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries;

•	pari passu in right of payment with any existing and future unsecured Unsubordinated Indebtedness of the Company;

•	senior in right of payment to any existing or future subordinated Indebtedness of the Company; and

•	guaranteed by the Guarantors as described under “—Note Guarantees.”

As of the Issue Date, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

As of August 31, 2010 the Company had approximately $665.8 million of consolidated indebtedness outstanding.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $650.0 million will be issued in this offering. The Company may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on August 15, 2020.

Interest on the Notes will accrue at the rate of 9 1/4% per annum and is payable semi-annually in arrears on February 15 and August 15. The Company will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder of $1.0 million or more of Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes under the Indenture.

Note Guarantees

The Notes will be guaranteed, jointly and severally, by all of the Guarantors. Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•

will be effectively subordinated to any existing and future secured Indebtedness of the Guarantor (including its guarantee of Indebtedness under the Credit Agreement), to the extent of the assets securing such Indebtedness;

•	will be pari passu in right of payment with any existing and future unsecured Unsubordinated Indebtedness of the Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. See “—Certain Covenants—Guarantees.”

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, subsidiary guarantees containing this kind of provision were found to be fraudulent conveyances and thus unenforceable and the court stated that this kind of limitation is ineffective. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require note holders to return payments received from the issuer or the subsidiary guarantors.”

As of August 31, 2010, the Guarantors had no Indebtedness outstanding other than intercompany Indebtedness, their guarantees of the Outstanding Notes and of our Indebtedness under our Credit Agreement, and $2.4 million of capital lease obligations.

Ranking

The Notes will rank equal in right of payment to all existing and future unsecured Unsubordinated Indebtedness and senior in right of payment to all subordinated Indebtedness of the Company. The Notes, however, will be effectively subordinated to the Company’s secured obligations to the extent of the collateral securing such obligations. Additionally, the Notes will be effectively subordinated to all liabilities, including trade payables, of the Company’s subsidiaries that are not Guarantors. The Note Guarantees will rank equal in right of payment with all existing and future unsecured Unsubordinated Indebtedness of the Guarantors. In addition, the Note Guarantees will be effectively subordinated to all of the Guarantors’ secured obligations to the extent of the collateral securing such obligations.

Optional Redemption

At any time prior to August 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 109.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time on or prior to August 15, 2015, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any to the applicable date of redemption, plus (iii) the Make-Whole Premium.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to August 15, 2015.

On and after August 15, 2015, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2015	104.625%
2016	103.083%
2017	101.542%
2018 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash of 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement restricts in certain circumstances, the Company from prepaying or redeeming any Notes. The Credit Agreement also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such Fair Market Value is determined in good faith by (a) the chief executive officer or chief financial officer of the Company, in the case of any Asset Sales or series of related Asset Sales having a Fair Market Value of less than $35.0 million, and (b) the Board of Directors of the Company and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, in the case of any Asset Sales or series of related Asset Sales having a Fair Market Value of $35.0 million or more;

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Indebtedness under the Credit Facilities or other Unsubordinated Indebtedness, in each case, secured by such assets or Indebtedness Incurred under clause (1) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated no later than the later of (i) the 360th day after such Asset Sale or (ii) within 90 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below); or

(3) to apply such Net Proceeds (to the extent not applied pursuant to clauses (1) and (2)) as provided in the following paragraph of this “—Asset Sales” covenant.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Unsubordinated Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Unsubordinated Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Unsubordinated Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, Notes and such other Unsubordinated Indebtedness to be purchased shall be selected on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Credit Agreement restricts in certain circumstances the Company from prepaying or redeeming any Notes, and also provides that certain asset sales with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Suspension Condition

If the Notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default shall have occurred and then be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), the Company and its Restricted Subsidiaries will cease to be subject to the covenants described under “—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” clause (3) of “—Merger, Consolidation or Sale of Assets,” “—Transactions with Affiliates,” clauses (1) and (3) of “—Sale and Leaseback Transactions” and “—Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries” and will not be subject to the provisions of the Indenture described under “—Repurchase at the Option of the Holders—Asset Sales” (collectively, the “Suspended Covenants”). As a result, if and after the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “—Certain Covenants—Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the Indenture. Notwithstanding that the Suspended Covenants may be reinstated no Default or Event of Default will be deemed to have occurred as result of failure to comply with the Suspended Covenants during any period during which such covenants have been suspended.

So long as the Notes are outstanding, and whether or not the Company meets the Suspension Condition, the Company and its Restricted Subsidiaries will be subject to the provisions of the Indenture described under

“—Repurchase at the Option of the Holders—Change of Control” and the covenants described under “—Certain Covenants—Liens,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Merger, Consolidation or Sale of Assets” (other than clause (3)), “—Guarantees,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Sale and Leaseback Transactions” (other than clauses (1) and (3)), “—Business Activities,” “—Payments for Consent” and “Reports.” In addition, the Company will not be permitted to designate any Subsidiaries as Unrestricted Subsidiaries while the Company meets the Suspension Condition, unless the Company could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with the Indenture assuming the covenants had not been suspended.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, except the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after September 1, 2005 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (9) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from September 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since September 1, 2005 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after September 1, 2005, an amount equal to (x) the amount returned in cash to the Company or any Restricted Subsidiary of the Company on or with respect to such Restricted Investments, whether resulting from payments of interest on Indebtedness, dividends or distributions, liquidations, repayments of loans or advances in cash or other payments, or from the net cash proceeds from the sale of any such Restricted Investment, (y) upon the designation of any Unrestricted Subsidiary to be a Restricted Subsidiary, the Fair Market Value of the Company’s or its Restricted Subsidiary’s equity interest in such Subsidiary at the time of such designation, or (z) upon the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), the amount of the Guarantee released, in each case, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed the amount of the Restricted Investment previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The Company had approximately $63.3 million available for restricted payments on August 31, 2010 under clause (3) above.

(B) The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests, or the redemption by a Restricted Subsidiary of the Company of its common Equity Interests, in each case on a pro rata basis;

(5) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof or applicable withholding taxes, if any;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $10.0 million and provided further that such aggregate price paid, in any calendar year, will not exceed $2.5 million;

(7) dividends paid by the Company on its common stock in an annual amount not to exceed (a) $10.0 million plus (b) an amount equal to 3% of net cash proceeds received by the Company from, or reduction of Indebtedness of the Company resulting from, the issuance, exchange or sale of the Company’s common stock after the date of the Indenture;

(8) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes or the Note Guarantees pursuant to the provisions substantially similar to those described under “Repurchase at the Option of the Holders—Change of Control” and “Repurchase at the Option of the Holders—Asset Sales” at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an offer to purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith; or

(9) other Restricted Payments in an aggregate amount not to exceed $100.0 million,

provided that, except in the case of clause (1), no Default has occurred and is continuing or would be caused thereby.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm if the Fair Market Value exceeds $20.0 million. In the event the Company or a Restricted Subsidiary makes any Restricted Payment under the first paragraph of this covenant, the Company’s annual compliance certificate described in the last paragraph under “Events of Default and Remedies” shall state that such Restricted Payment was permitted under the Indenture and shall set forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

For purposes of determining compliance with this covenant, in the event that all or any part of any Investment meets the criteria of more than one of the clauses in the definition of “Permitted Investments” or is entitled to be made pursuant to the first paragraph of this covenant or any clause in paragraph (B) of this covenant, the Company will be permitted, at the time of the making of such Investment, to classify such Investment or the various parts of such Investment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than issuances to the Company or another Restricted Subsidiary); provided, however, that the Company may Incur Indebtedness or any Guarantor may Incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or the Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the Preferred Stock had been issued at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any Guarantor under Credit Facilities in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed the greater of (x) $300.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales” and (y) an amount equal to 2.5 times the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is to be Incurred (for purposes of making the computation referred to in (y) above, (i) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such four-quarter period or subsequent to such period and on or prior to the date on which such Indebtedness is to be Incurred shall be given pro forma effect as if they had occurred on the first day of such four-quarter period and Consolidated Cash Flow for such period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded);

(2) Existing Indebtedness;

(3) Indebtedness of the Company and the Guarantors represented by the Notes and the related Note Guarantees to be issued on the Issue Date, and by the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(4) Indebtedness of the Company or any Restricted Subsidiary of the Company for Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $25.0 million at any one time outstanding;

(5) Permitted Refinancing Indebtedness of the Company or any Restricted Subsidiary of the Company in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (8) of this paragraph;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Guarantees by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant; or

(8) additional Indebtedness of the Company or any Restricted Subsidiary of the Company in an aggregate amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (8), not to exceed $100.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through

(8) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its Incurrence such item of Indebtedness in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (8) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses or pursuant to the first paragraph of this covenant to the extent that such reclassified Indebtedness could be Incurred pursuant to such other clause or such paragraph at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, owned on the date of the Indenture or acquired thereafter, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or on a more favorable basis than) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock) or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to such encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Existing Indebtedness, the Credit Agreement, the Indenture, the Notes, any Note Guarantee or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, the Credit Agreement, the Indenture, or such other agreements as in effect on the date of the Indenture;

(2) any provision of any indenture, credit agreement or similar agreement not described in the immediately preceding clause (1) that requires intercompany obligations to be subordinated to the indebtedness under such indenture or agreement;

(3) any applicable law, rule, regulation, order or requirement of any governmental agency or authority;

(4) any agreement or arrangement applicable to any Person or the property or assets of such Person acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not entered into in connection with or in contemplation of such acquisition; provided that the encumbrance or restriction therein is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) any agreement or arrangement that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance, joint venture, partnership interest or contract or similar property or asset;

(6) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

(7) any agreement or arrangement in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(8) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) any Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(11) Standard Securitization Undertakings related to a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(12) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest on the Notes; and

(13) Indebtedness of a Foreign Subsidiary permitted to be Incurred under the Indenture, which encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest on the Notes.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have confirmed to the Trustee in writing that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (2) and (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor corporation and not the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person has been named as the Company in the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable fees and compensation to, and indemnity provided on behalf of, officers and directors of the Company and its Restricted Subsidiaries;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(5) transfers of accounts receivable, other financial assets and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Transaction and the charging of fees and expenses in the ordinary course of business in connection with such transfers; and

(6) any sale of Equity Interests (other than Disqualified Stock) of the Company.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation, and such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not hold any Liens on any Property of the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclauses (a), (b) and (c) of clause (4) above and such failure continues for a period of 60 days, such Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property of such Subsidiary shall be deemed to be Incurred or created by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or created as of such date under the Indenture, the Company shall be in default under the Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have Incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1) any such issuance, transfer, conveyance, sale, lease or other disposition if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale; or

(2) sales of Equity Interests in a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must promptly become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company, unless such Restricted Subsidiary is a

Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(b) such sale or other disposition (including by merger, consolidation or otherwise) complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition (including by merger, consolidation or otherwise) of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) if the Company properly designates that Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) solely in the case of a Note Guarantee created pursuant to the second sentence of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant “—Certain Covenants—Guarantees,” except a discharge or release by or as a result of payment under such Guarantee; or

(4) upon a Legal Defeasance or satisfaction and discharge of the Indenture that complies with the provisions under “Defeasance” or “Satisfaction and Discharge.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

Whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding the foregoing, if any parent of the Company becomes a Guarantor, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Company, so long as such filings would satisfy the Commission’s requirements.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this “Reports” covenant for purposes of clause (4) under “—Events of Default and Remedies” until 90 days after the date any report is due under this covenant.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described under the caption “—Guarantees”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal or premium, if any, of the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture that would have been payable upon redemption at the time the Event of Default occurs shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note, or extend the optional redemption dates of the Notes, or reduce the optional redemption prices of the Notes, or increase the amount of Notes that may be redeemed, from those stated under the caption “Optional Redemption”;

(3) reduce the rate of or delay the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture governing waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, as then in effect;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant, after the conditions to such Asset Sale Offer have been met and the obligation to make such Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant, after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; and

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes and to provide for the issuance of Additional Notes in accordance with the limitations in the Indenture;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants—Guarantees”;

(7) to add one or more co-obligors on the Notes;

(8) to evidence and provide for the acceptance of appointment of a successor Trustee; or

(9) to conform the Indenture or the Notes to any provision of this “Description of the Notes” to the extent such provision is intended to be a substantially verbatim recitation thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated thereunder (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation thereunder have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

We will issue the Exchange Notes in the form of one or more global notes (the “Global Exchange Note”). The Global Exchange Note will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC, including Euroclear Bank, S.A./N.V., as operator of Euroclear and Clearstream Banking, S.A., as operator of Clearstream.

Beneficial interests in the Global Exchange Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the DTC Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Exchange Notes purchased by such persons in this exchange offer; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).

Investors in the Global Exchange Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Exchange Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines

(Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Exchange Note will be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a global note at the request of each DTC participant); or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, and DTC shall notify the Company that because of such Default or Event of Default it is exercising its right to exchange the Global Notes for legended Notes in certificated form and to distribute such Notes to its Participants.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Exchange Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions, if applicable, to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest), by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. If a Holder of $1.0 million or more of the Notes has given wire transfer instructions to the Company, the Company will make all payments of principal, interest and premium with respect to such Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets or Equity Interests between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable, other financial assets or other assets in the ordinary course of business, including sales of accounts receivable and related assets under any Qualified Receivables Transaction;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8) a Permitted Investment;

(9) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete;

(10) the creation of a Lien not prohibited by the Indenture; and

(11) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person (or of its managing member or manager) serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any Indebtedness, not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than twelve months from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the Company becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with (i) any directors who were members of the Board of Directors on the Issue Date and (ii) any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction remains outstanding and constitutes or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person that constitutes a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined above) of 50% or more of the voting power of the Voting Stock of the Company.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or lent to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that both the declaration or payment of dividends or similar distributions and the making of loans by that Restricted Subsidiary of that Net Income are not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income (or loss) of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 19, 2009, as subsequently amended, by and among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto, providing for up to $200 million of revolving credit borrowings (or, upon the satisfaction of certain conditions, $300 million), including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, decreased, increased or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, decrease, increase or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt or receivables facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks, vendors or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, modified, renewed, refunded, replaced, decreased, increased or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, decrease, increase or refinancing is with the same financial institutions or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offer and sale of Capital Stock (other than Disqualified Stock) of the Company.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the sale of the Notes and the application of the proceeds thereof.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution, (ii) to the extent expressly provided for in the Indenture by the chief executive officer or chief financial officer of the Company or (iii) for purposes of an issuance of Disqualified Stock by an issuer other than the Company, the Board of Directors of such issuer.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations and other Hedging Obligations with respect to Indebtedness but excluding any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense for such period on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) any facility fees or discounts paid during such period under any financing of accounts receivables or other financial assets; plus

(5) the product of (a) all dividends during such period, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries that are not tax deductible for such Person or such Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

(6) all dividends during such period, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries that are tax deductible for such Person or such Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries Incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP and shall be made without giving effect to the write off of debt issuance costs or payment of consent fees or premiums in connection with the offering of the Notes and the application of the proceeds thereof or other refinancings of Indebtedness after the Issue Date.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) the committed but undrawn portion of any Indebtedness available to the Company or any Guarantor under a revolving credit facility to be Incurred pursuant to clause (1) of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” will, for purposes of such clause (1), be deemed to be Incurred by such Person at the time of such commitment and will not be deemed to be Incurred upon being subsequently drawn; (2) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (3) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified

Stock or Preferred Stock on which such interest is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) for borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) supporting obligations described in clause (5) below entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than 30 days following receipt by such Person of a demand for reimbursement; provided, however, that the foregoing exclusion shall not apply to letters of credit outstanding under the Credit Agreement;

(3) under banker’s acceptances;

(4) constituting Capital Lease Obligations and Attributable Debt;

(5) for the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable;

(6) for Hedging Obligations, other than Hedging Obligations that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes; or

(7) in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) for purposes of the covenants in the Indenture, any Obligations Incurred in connection with any financing of accounts receivables or other financial assets, (y) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (z) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations constituting Indebtedness, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof or, in the case of any financing of accounts receivables or other financial assets, an equivalent amount, together with any interest or facility fees thereon that are more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, completion, indemnity, surety, stay or appeal bonds or similar bonds provided in the ordinary course of business, and letters of credit supporting any such bonds or provided to serve the purpose of any such bonds to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; or

(v) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business.

“Initial Guarantors” means all of the subsidiaries of the Company on the Issue Date.

“Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For the avoidance of doubt, purchases of whole life insurance policies consistent with past practice shall not be “Investments.”

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall (unless such acquisition is itself a Restricted Investment or an Investment under clause (5), (7) or (12) of the definition of Permitted Investments) be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the

Investment held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance or other security arrangement of any kind or nature whatsoever on or with respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, or any other arrangement having substantially the same economic effect as any of the foregoing.

“Liquidated Damages” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Make-Whole Premium” means, with respect to a Note on any date of redemption, the greater of (x) 1% of the principal amount of such Note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at August 15, 2015 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such Note through August 15, 2015, computed using semi-annual discounting and a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) any sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses Incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at the time become Net Proceeds.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Obligations” means any principal (or, in the case of any financing of accounts receivables or others financial assets, an equivalent amount), interest, penalties, fees (including facility fees or discounts), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the chairman of the Board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(7) other Investments in any Person (other than a Person that controls the Company) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the Issue Date, not to exceed 15% of the Tangible Assets of the Company and its Restricted

Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company), plus, to the extent that any Investment made pursuant to this clause (7) since the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment;

(8) loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Company not in excess of $10.0 million at any one time outstanding;

(9) Investments in securities or other obligations received in settlement of debts arising in the ordinary course of business pursuant to any plan of reorganization or similar arrangement;

(10) stock, obligations or securities received in satisfaction of judgments or settlement of claims;

(11) Investments in a Receivables Subsidiary in connection with any Qualified Receivables Transaction; and

(12) any Investment in a joint venture involved in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company prior to the making of such Investment), plus, to the extent that any Investment made pursuant to this clause (12) since the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment.

“Permitted Liens” means:

(1) Liens on the assets of the Company or any Guarantor securing (A) Indebtedness (and all Obligations related thereto) Incurred under clause (1) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (B) Hedging Obligations relating to Indebtedness secured under clause (A) above and (C) fees, expenses and other amounts payable pursuant to treasury management agreements and for other bank products not constituting Indebtedness;

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such transaction and do not extend to any other assets of the Company or any Restricted Subsidiary (other than additions and accessions to such property of such Person);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (and additions and accessions thereto);

(5) Liens existing on the date of the Indenture;

(6) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes) and not for speculative purposes, or securing letters of credit that support such Hedging Obligations;

(7) Liens securing Permitted Refinancing Indebtedness (and all Obligations related thereto); provided, that such Liens do not extend to or cover any property or assets other than the property or assets that secure the Indebtedness being refinanced (and additions and accessions to such property or assets);

(8) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(9) carriers, warehousemen’s, mechanics’, worker’s, materialmen’s, operators’, landlords’ or similar Liens arising in the ordinary course of business;

(10) Liens created or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries;

(13) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance, completion or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(15) Liens on property or assets used to defease Indebtedness that was not Incurred in violation of the Indenture;

(16) Liens in favor of collecting or payor banks or securities intermediaries or commodity intermediaries having a right of setoff, revocation, refund or chargeback with respect to money, instruments or investment property of the Company or any Subsidiary on deposit with or in possession of such bank or intermediary;

(17) purchase money Liens (including capital leases) and construction Liens granted in connection with the acquisition of assets or the construction of buildings, facilities and other improvements in the ordinary course of business, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby or to the buildings, facilities and improvements so constructed and the property on which they are located (and, in each case, to additions and accessions thereto) and (B) the principal amount of the Indebtedness secured by such Liens does not exceed 100% of the purchase price of such assets or the costs of constructing such buildings, facilities and improvements or both, as applicable;

(18) any interest or title of a lessor or licensor in the property subject to any lease or license, including the filing of any precautionary financing statement under the Uniform Commercial Code (or equivalent statute) in respect thereof;

(19) Liens (not otherwise permitted hereunder) with respect to obligations that do not exceed $25.0 million in aggregate principal amount at any one time outstanding;

(20) Liens on the assets of any Foreign Subsidiary securing Indebtedness of such Subsidiary that is permitted to be Incurred under the Indenture; and

(21) Liens securing the Notes and all Obligations relating thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary may sell, convey, grant security interests in, or otherwise transfer to a Receivables Subsidiary accounts receivable or other financial assets (whether now existing or arising in the future) and any assets related thereto, including without limitation, all collateral securing such accounts receivable or other financial assets, all guarantees or other obligations in respect of such accounts receivable or other financial assets, proceeds of such accounts receivable or other financial assets, and all other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable or other financial assets and pursuant to which such Receivables Subsidiary may sell, convey, grant security interests in or otherwise transfer interests in such accounts receivable, other financial assets and related assets to any Person other than an Affiliate of the Company; provided that:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary:

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction of obligations Incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(2) in the reasonable, good faith judgment of the Board of Directors of the Company, neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary other than on terms no less favorable to the Company or any Restricted Subsidiary of the Company than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable or other financial assets; provided that all of the agreements, arrangements and understandings entered into by the Company or any Restricted Subsidiary with a Receivables Subsidiary in connection with any transaction or series of transactions shall be considered as a whole for purposes of determining compliance with this clause (2); and

(3) neither the Company nor any Restricted Subsidiary of the Company (other than such Receivables Subsidiary) has any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or cause such entity to achieve certain levels of operating results.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “–”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Receivables Subsidiary” means any special purpose wholly owned subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction. For purposes of the definition of “Unrestricted Subsidiary,” the making of Standard Securitization Undertakings by the Company or any of its Restricted Subsidiaries shall not be deemed inconsistent with qualifying as an Unrestricted Subsidiary.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, dated the Issue Date, among the Company, the Initial Guarantors, Banc of America Securities LLC, Goldman, Sachs & Co., UBS Securities LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc., SunTrust Robinson Humphrey, Inc., Capital One Southcoast, Inc. and U.S. Bancorp Investments, Inc. and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Replacement Assets” means (1) non current tangible assets or capital expenditures that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary. References in “Repurchase at the Option of Holders—Asset Sales” to the purchase of Replacement Assets also refer to the making of capital expenditures.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a Standard & Poor’s Financial Services LLC business.

“sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether owned on the date of the Indenture or thereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made or entered into by the Company or any Restricted Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the Company, are reasonably customary in accounts receivable securitization transactions or other financial assets securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, depletion, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to August 15, 2015, provided, however, that if the then remaining term to August 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to August 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Unsubordinated Indebtedness” of a Person means any Indebtedness of such Person, unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium or interest to any other Indebtedness of such Person.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF THE EXCHANGE NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS IN, AND HOLDERS OF, THE EXCHANGE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain material United States federal income and, to a limited extent as set forth under the caption “—Consequences to Non-U.S. Holders”, estate tax consequences relating to a holder’s acquisition, ownership and disposition of the Exchange Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”) and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the Exchange Notes are held as capital assets (generally, property held for investment) and holders are investors in the Exchange Notes who purchased the Outstanding Notes for cash upon their original issue at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or other tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-though entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of such pass-through entities;

•	insurance companies;

•	dealers and traders in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	financial institutions;

•	U.S. holders whose “functional currency” is not the United States dollar;

•	certain U.S. expatriates, including foreign corporations treated as domestic corporations under the Code;

•	persons that will hold the Exchange Notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other risk reduction transaction;

•	persons deemed to sell the Exchange Notes under the constructive sale provisions of the Code; and

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the Exchange Notes. Certain consequences to “non-U.S. holders” of the Exchange Notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of an Exchange Note for U.S. federal income tax purposes that is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or an entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and that has one or more “United States persons” (within the meaning of the Code) with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

If a partnership (or other entity or arrangement classified as a partnership for United States federal tax purposes) holds Exchange Notes, the tax treatment of a partner in the partnership (or other such entity or arrangement) will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement classified as a partnership for United States federal tax purposes) or a partner of such a partnership holding Exchange Notes, you should consult your tax advisor regarding the United States federal income tax consequences of purchasing, owning and disposing of the Exchange Notes.

Exchange Offer

The Exchange Notes do not differ materially in kind or extent from the Outstanding Notes and, as a result, your exchange of Outstanding Notes for Exchange Notes should not constitute a taxable disposition of the Outstanding Notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the Exchange Notes generally should include the holding period for the Outstanding Notes so exchanged, and your adjusted tax basis in the Exchange Notes generally should be the same as your adjusted tax basis in the Outstanding Notes so exchanged.

Payments of Interest

Stated interest on the Exchange Notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. If you use the cash method of accounting for United States federal income tax purposes, you will include the interest paid on your Exchange Notes in your gross income when you receive the interest. If you use the accrual method of accounting for United States federal income tax purposes, you will include the interest payable on your Exchange Notes in your gross income when the interest accrues.

In certain circumstances, we may be required to pay amounts on the Exchange Notes that are in excess of the stated interest or principal of the Exchange Notes. We believe that the possibility that any such payment will be made is “remote” (within the meaning of applicable Treasury regulations) so that such possibility will not affect the timing or amount of interest income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you explicitly disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the Exchange Notes may be materially different from that described herein.

Sale, Exchange or Other Disposition of Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the Exchange Note. Your adjusted tax basis in an Exchange Note generally will equal the amount you paid for the Outstanding Note, reduced by any principal payments received on the Outstanding Note or Exchange Note that are not stated interest.

Any gain or loss recognized on a disposition of an Exchange Note generally will be capital gain or loss. If you are an individual and have held the Exchange Note for more than one year, such capital gain will generally be subject to tax at a maximum current rate of 15% (which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011). Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting and backup withholding, currently at a rate equal to 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011), may apply to payments made to a U.S. holder of principal and interest and to the gross proceeds from the sale, exchange, redemption or other disposition of an Exchange Note if the U.S. holder:

•	fails to furnish its TIN on an IRS Form W-9 within a reasonable time after we request this information;

•	furnishes an incorrect TIN;

•	is informed by the IRS that it failed to report properly any interest or dividends; or

•

fails, under certain circumstances, to provide a certified statement signed under penalties of perjury that it is a U.S. person, that the TIN provided is its correct number, and that it is not subject to backup withholding.

Certain persons are exempt from information reporting and backup withholding, including corporations. Holders of the Exchange Notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. holder will be allowed a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain material United States federal tax consequences that will apply to you if you are a non-U.S. holder of Exchange Notes. The term “non-U.S. holder” means a beneficial owner of an

Exchange Note that is neither a U.S. holder nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes). Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid United States federal income tax. Non-U.S. holders should consult their own tax advisors to determine the effect of United States federal, state, local and other tax consequences.

Payments of Interest

Subject to the discussion of backup withholding tax below, the payment to you of interest on an Exchange Note generally will not be subject to a 30% United States federal withholding tax under the “portfolio interest” exception of the Code, provided that:

•	such interest paid on the Exchange Notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is, directly or indirectly, related to us through sufficient stock ownership as provided in the Code and applicable Treasury regulations;

•

you are not a bank whose receipt of interest on the Exchange Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

we do not have actual knowledge or reason to know that you are a United States person, and you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) that can reliably be associated with you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that the interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

In addition, you may be required to provide a United States taxpayer identification number (“TIN”).

If you are engaged in a trade or business in the United States and interest on the Exchange Note is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on such interest in the same manner as if you were a U.S. holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits (including earnings from the Exchange Notes) for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States.

We may be required to pay amounts on the Exchange Notes that are in excess of the stated interest or principal of the Exchange Notes. As discussed in “—Consequences to U.S. Holders—Payments of Interest,” we believe that the possibility that any such payment will be made will not affect the timing or amount of interest income that you recognize unless and until any such payment is made.

Sale, Exchange or Other Disposition of the Exchange Notes

Generally, you will not be subject to United States federal income tax with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of an Exchange Note unless:

•

in the case of disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

the gain is effectively connected with the conduct by you of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you; or

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Exchange Notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code).

Notwithstanding these three bullet points, you will not be subject to United States federal income tax if a treaty exemption applies and the appropriate documentation is timely provided.

Certain United States Federal Estate Tax Considerations for Non-U.S. Holders

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, the United States federal estate tax will not apply to the Exchange Notes owned by you at the time of your death, provided that:

•

you do not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of Section 871(h)(3) of the Code and the applicable Treasury regulations); and

•	interest on your Exchange Notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

You generally will not be subject to backup withholding with respect to payments made by us or our paying agent (in its capacity as such) to you if we do not have actual knowledge or reason to know that you are a United States person and you provide the requisite certification that you are not a United States person (as defined in the Code) on IRS Form W-8BEN or otherwise establish an exemption from backup withholding. However, we or our paying agent may be required to report to the IRS and you payments of interest on the Exchange Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an Exchange Note effected by or through a United States office of a broker generally will be subject to backup withholding at a rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after

January 1, 2011) and information reporting unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-United States office of a non-United States broker unless (a) the proceeds are transferred to an account maintained by the holder in the United States; (b) the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or (c) the sale has some other specified connection with the United States as provided in applicable Treasury regulations.

United States information reporting (but not backup withholding) will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is not a United States person (as defined in the Code) or that the holder otherwise is entitled to an exemption, and the broker is:

•	a United States person (as defined in the Code);

•	a foreign person that derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for United States federal income tax purposes; or

•

a foreign partnership if, at any time during its tax year: (1) more than 50% of its capital or profits interest is owned by United States persons (as defined in the Code) or (2) it is engaged in a United States trade or business.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under applicable Treasury regulations. Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the Exchange Notes will be allowed as a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of Exchange Notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter”

within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of Outstanding Notes, and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Thompson & Knight L.L.P has passed upon the validity of the Exchange Notes and the guarantees and other legal matters, including the enforceability of the parties’ obligation, under the Exchange Notes and the guarantees.

EXPERTS

The consolidated financial statements of Texas Industries, Inc. appearing in Texas Industries, Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2010, and the effectiveness of Texas Industries, Inc.’s internal control over financial reporting as of May 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Texas Industries, Inc. for the three-month periods ended August 31, 2010 and August 31, 2009, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated September 24, 2010, included in Texas Industries, Inc.’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2010, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have agreed that, if we are not subject to the informational requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 at any time while the notes constitute “restricted securities” within the meaning of the Securities Act, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Texas Industries, Inc.

1341 West Mockingbird Lane

Dallas, Texas 75247

Telephone: (972) 647-6700

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus incorporates documents and important information, by reference that is not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended May 31, 2010, previously filed with the SEC.

•	Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2010, previously filed with the SEC.

•

Our Current Reports on Form 8-K filed on July 7, 2010, July 13, 2010, July 20, 2010 (with respect to Items 1.01, 3.03, 8.01 and 9.01 only), July 27, 2010, July 28, 2010, August 2, 2010, August 11, 2010, September 9, 2010 and October 18, 2010.

All documents and reports that we file with the SEC after the date of this prospectus and before the termination of the exchange offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$650,000,000

Texas Industries, Inc.

Offer to Exchange all of Our Outstanding

9 1/4% Senior Notes due 2020 for

9 1/4% Senior Notes due 2020, Which

Have Been Registered Under the

Securities Act of 1933

PROSPECTUS

December 22, 2010

No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by TXI. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of TXI since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell nor or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.